                                                                    Exhibit 2.10


                          VESSEL CONTRIBUTION AGREEMENT

                                 by and between

                       GENERAL MARITIME SHIP HOLDINGS LTD.

                                  as Purchaser

                                       and

                        Blystad Shipholding Inc., Liberia

                                    as Seller

                                   May 25, 2001

                          VESSEL CONTRIBUTION AGREEMENT

            THIS VESSEL CONTRIBUTION AGREEMENT (this "Agreement") is dated as of May 25, 2001, and is by and among General Maritime Ship Holdings Ltd., a Marshall Islands corporation (to be renamed General Maritime Corporation on or about the Closing Date, "Purchaser"), and Blystad Shipholding Inc.,
Liberia, a Liberian corporation, ("Seller"). Purchaser and Seller are sometimes referred to herein collectively as the "Parties" and each individually as a "Party."

                                    RECITALS

A. Seller owns the motor tankers described in Exhibit C (the "Vessels").

B. Purchaser contemplates entering into a Recapitalization (as defined in the Plan of Recapitalization attached as Annex I (the "Plan of Recapitalization")) intended to create a company owning and operating a number of motor tankers, including the Vessels, as further described in the Plan of Recapitalization.

C. Seller desires to sell the Vessels to Purchaser, and Purchaser desires to acquire the Vessels from Seller, on the terms and subject to the conditions set forth in this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties, intending legally to be bound, agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      1.01 "Affiliate" means, with respect to a specified Person, any other Person which controls, is controlled by or is under common control with such specified Person.

      1.02 "Agreement" means this Agreement and all Exhibits and Schedules annexed hereto, as the same may be amended, supplemented or modified from time to time.

      1.03 "Closing" has the meaning assigned to it in Section 3.02.

      1.04 "Closing Date" means the date on which a Vessel is delivered to Purchaser as set forth in the relevant MOA.

      1.05 "Closing Documents" means the agreements, certificates, instruments, and other documents specified to be executed and/or delivered pursuant to a given MOA in connection with the sale of a Vessel thereunder.

      1.06 "Escrow Agent" has the meaning ascribed thereto in the Plan of Recapitalization.

      1.07 "Escrow Agreement" means the Escrow Agreement executed by Seller regarding the Purchaser Shares in the form of Exhibit A with such changes thereto as may be reasonably required by the Escrow Agent.

      1.08 "Governmental Body" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case whether domestic or foreign.

      1.09 "IPO Price" means the price per share of Purchaser Stock fixed in the initial public offering of the Purchaser Stock.

      1.10 "Laws" means all applicable provisions of all constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Body and of all orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Body.

      1.11 "Liens" means, with respect to any asset of any Person, any mortgage, lien, maritime lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      1.12 "Lockup Agreement" means the Lockup Agreement executed by Seller regarding the Purchaser Shares in the form of Exhibit B.

      1.13 "Loss," in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising, directly or indirectly, as a result of or in connection with such matter, including reasonable attorneys', consultants' and other advisors' fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement.

      1.14 "MOA" means a Memorandum of Agreement for the purchase of each Vessel in the form of Exhibit C together with any addenda thereto.

      1.15 "Parties" has the meaning assigned to it in the preamble.

      1.16 "Permitted Liens" means (a) any Lien for Taxes which are not yet due;
(b) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's, maritime, or similar statutory or inchoate lien incidental to the ordinary conduct of business which involves an obligation that is not past due.

      1.17 "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

      1.18 "Purchaser" has the meaning assigned to it in the preamble.

      1.19 "Purchaser Share" means a share of Purchaser Stock.

      1.20 "Purchaser Stock" means the common stock of Purchaser, par value $.01 per share.

      1.21 "Records" has the meaning assigned to it in Section 6.

      1.22 "Registration Statement" means the Registration Statement of Purchaser on Form S-1 concerning the initial public offering of Purchaser Stock.

      1.23 "Registration Rights Agreement" means the Registration Rights Agreement by and among Seller, Purchaser, and certain other parties regarding the Purchaser Shares in the form of Exhibit D.

      1.24 "Seller" has the meaning assigned to it in the preamble.

      1.25 "Tax" or "Taxes" means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any taxing authority of any Governmental Body, including
(a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (b) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

      1.26 "Underwriting Agreement" means the Underwriting Agreement with respect to Purchaser Stock by and among Purchaser and the underwriters named therein in connection with the initial public offering of Purchaser.

      1.27 "Waiver and Contribution Agreement" means the Waiver and Contribution Agreement to be executed by Seller, substantially in the form of Exhibit E.

2. Purchase and Sale of Vessels

      2.01 Purchase and Sale of Vessels. Subject to and upon the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens, and Purchaser agrees to purchase and accept from Seller on the Closing Date, all of Seller's right, title and interest in and to the Vessels Seller owns in exchange for the consideration set forth in the applicable MOA.

      2.02 Plan of Recapitalization. The number of Purchaser Shares, timing of issuance, and all other aspects of the issuance of Purchaser Shares to Seller in consideration of the sale of the Vessels to Purchaser shall be according to the terms and conditions specified in the Plan of Recapitalization, which is incorporated herein by reference. Upon the closing of the purchase of each Vessel, IPO-Co shall instruct the Escrow Agent to deliver a certificate evidencing the shares allocated to Seller in respect of each Vessel under
Section 9(A)(i) of the Plan of Recapitalization to Seller; provided that 10% of such shares shall be placed in Seller's sub-account of the Purchase Price Calculation Account (as defined in the Plan of Recapitalization) to be distributed in accordance with the Plan of Recapitalization.

      2.03 Documents for Vessel Sales. The sale of each Vessel shall be pursuant to a MOA and the Closing Documents specified therein. Simultaneously with the execution hereof, Seller and Purchaser are executing and delivering to each other the relevant MOA. Additionally, simultaneously with the execution hereof, Seller shall execute and deliver to Purchaser the Lock-up Agreement.

      2.04 Certain Additional Documents. Purchaser and Seller hereby agree to execute the Escrow Agreement and the Registration Rights Agreement at the Recapitalization Closing Time (as defined in the Plan of Recapitalization).

3. Closing

      3.01 Closing. The consummation of the purchase and sale of each Vessel (a "Closing") shall be held on the Closing Date for such Vessel, effective at 5:00 p.m. Eastern Standard Time on the Closing Date, at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022.

      3.02 Closing Deliveries. On the Closing Date, Seller shall execute and deliver to Purchaser the Waiver and Contribution Agreement and all other documents, agreements and instruments then required to be delivered by Seller pursuant to Section 3.03. Each Vessel shall be delivered as set forth in the relevant MOA that has been executed simultaneously herewith, and the Closing Documents specified to be executed and/or delivered by Purchaser or Seller under such MOA shall be delivered concurrently with the delivery of the Vessel.

      3.03 Further Assurances. At and from time to time following the Closing, Seller shall deliver to Purchaser such other instruments of conveyance and transfer as Purchaser may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in Purchaser and put Purchaser in full possession of, the Vessels free and clear of all debts, Taxes, claims, options, liabilities, obligations and Liens, whether matured or unmatured.

4. Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

      4.01 Organization and Qualification; Ownership. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

      4.02 Authorization. Seller has all requisite power and authority to execute and deliver this Agreement, each MOA, and each Closing Document that Seller is to execute and deliver pursuant thereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Seller has duly authorized the execution, delivery and performance of this Agreement, each MOA, and each Closing Document that Seller is to execute and deliver pursuant thereto. This Agreement, each MOA, and each Closing Document that Seller has executed and delivered or is to execute and deliver pursuant thereto has been or will be duly executed and delivered by Seller and (assuming due authorization, execution and delivery by the Purchaser) constitutes or, upon execution and delivery thereof, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and by general equitable principles.

      4.03 No Violations or Conflicts. The execution, delivery and performance by Seller of this Agreement, each MOA, and each Closing Document that Seller is to execute and deliver pursuant thereto, and the consummation by Seller of the transactions contemplated hereby (and thereby) do not and will not (with the giving of notice or the passage of time or both) (a) violate any provision of Seller's governing documents, (b) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond, contract, agreement, instrument or other obligation to which Seller or by which any of its assets are bound, which would be reasonably likely to adversely affect the ability of Seller to consummate the transactions contemplated hereunder, (c) violate any Law, writ, judgment, injunction, court decree, license or permit to which Seller or any of its assets is subject, or (d) otherwise result in the creation of any Lien on any Vessel.

      4.04 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement, each MOA, and each Closing Document that Seller is to execute and deliver pursuant thereto, other than those disclosed on Schedule 4.04 which have been obtained.

      4.05 Ownership of Vessels. Seller is the sole owner of the Vessels.

      4.06 Condition of Vessels. The Vessels are each in good condition, working order and repair, are each classed by Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies with respect to hull and machinery in the highest classification and rating for vessels of similar age, size and description, and are in such condition to merit such classification and rating as of the Closing.

      4.07 No Encumbrances. No Vessel owned by Seller will be subject to any mortgage, lien, pledge, time or demise charter or other encumbrance at the time such Vessel is conveyed by the Applicable Seller to Purchaser pursuant to this Agreement.

      4.08 Insurance. Each Vessel is duly insured in accordance with customary and mandatory requirements for vessels of similar age, size and description with respect to hull and machinery, protection and indemnity, war risks, and pollution protection, and shall continue to be so insured by Seller until such Vessel is conveyed by Seller to Purchaser pursuant to this Agreement.

      4.09 Litigation. There are no actions, suits or proceedings (in litigation, arbitration or otherwise) pending or threatened against or affecting any Vessel, Seller, or its respective properties, at law, in equity or in admiralty, before any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which may, if adversely determined, result in the imposition of a Lien on such Vessel or which would be reasonably likely to adversely affect the ability of Seller to consummate the transactions contemplated hereunder.

      4.10 Brokers and Finders. Other than M.J. Gruber & Co., Ltd. and Ness, Risan and Partners AS, the fees of which shall be Seller's sole responsibility, no broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereunder and no broker or finder retained by Seller is entitled to any brokerage or finder's fee with respect to this Agreement or such transactions.

      4.11 Investment Purpose; Private Placement.

            (a) Seller has had a full opportunity to ask questions of and receive answers from representatives of Purchaser concerning an acquisition of the Purchaser Shares, including financial information concerning Purchaser. Seller was previously informed that all documents, records and books pertaining to such an acquisition were at all times available at the offices of Purchaser located at 35 West 56th Street, New York, NY 10019, and that all documents, records and books pertaining to such an acquisition requested by Seller have been made available to Seller and the persons that Seller has retained to advise it with respect to such an acquisition, and that Seller and such persons have been supplied with such additional information concerning such an acquisition as they have requested.

            (b) Seller is acquiring the Purchaser Shares solely for the purpose of investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable law or with any intention of participating in the formulation, determination, or direction of the basic business decisions of Purchaser.

            (c) Seller acknowledges that the Purchaser Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and are being offered and sold in reliance on federal and state exemptions for transactions not involving any public offering. Seller acknowledges that the Purchaser Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable state securities laws and regulations.

            (d) Seller is an "accredited investor" within the meaning of Rule 501(a) of Regulation D, promulgated under the Securities Act, and was not organized for the specific purpose of acquiring the Purchaser Shares.

            (e) Seller, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Purchaser Shares and is able to bear the economic risk of such investment.

            (f) Seller is not relying on Purchaser or any of its officers, directors, employees, founders or agents with respect to the tax and other economic considerations of an investment in the Purchaser Shares. Seller has consulted its own financial, legal, and tax advisors with respect to the economic, legal, and tax consequences of an investment in the Purchaser Shares. Seller is not relying on any representations or warranties of Purchaser with respect to the transactions contemplated hereunder other than those contained in Section 5 or on any representations of any officer, director, employee, founder or agent of Purchaser.

            (g) Seller hereby certifies that it is not a U.S. person (as defined under the Securities Act and Regulation S, Rules 901 through 905 promulgated pursuant to the Securities Act ("Regulation S")) and is not acquiring the Purchaser Shares for the account or benefit of any U.S. person.

      4.12 Registration Statement Information. Seller has received and reviewed the Registration Statement. All information concerning Seller in the Registration Statement is complete and correct. Any information provided by Seller for inclusion in the Registration Statement after the date of this Agreement will be complete and correct.

5. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller as follows:

      5.01 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

      5.02 Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement, each MOA, and each Closing Document that Purchaser is to execute and deliver pursuant thereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Purchaser has duly authorized the execution, delivery and performance of this Agreement, each MOA, and each Closing Document that Purchaser is to execute and deliver pursuant thereto by all necessary corporate action. Each of this Agreement, each MOA, and each Closing Document that Purchaser is to execute and deliver pursuant thereto (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and by general equitable principles.

      5.03 No Violations or Conflicts. The execution, delivery and performance by Purchaser of this Agreement, each MOA, and each Closing Document Purchaser is to execute and deliver pursuant thereto, and the consummation by Purchaser of the transactions contemplated hereby and thereby does not and will not (with the giving of notice or the passage of time or both) (i) violate any provision of Purchaser's governing documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond, contract, license, agreement, permit, instrument or other obligation to which Purchaser is a party or by which any of its assets is bound, or (iii) violate any Law, writ, judgment, injunction or court decree to which Purchaser is subject.

      5.04 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or any other Person is required to be made or obtained by Purchaser in connection with its execution, delivery and performance of this Agreement, each MOA, and each Closing Document that Purchaser is to execute and deliver pursuant thereto.

      5.05 Purchaser Shares. The issuance, transfer, and delivery of the Purchaser Shares hereunder have been duly authorized by all required corporate action on the part of Purchaser, and when issued, transferred, and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.

      5.06 Brokers and Finders. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated hereunder and no broker or finder retained by Purchaser is entitled to any brokerage or finder's fee with respect to this Agreement or such transactions.

6. Covenants.

      6.01 Vessels. From the date hereof until the Closing, Seller will not do any of the following without the prior written consent of Purchaser:

            (a) operate the Vessels other than in the ordinary course of its business;

            (b) except as expressly permitted in this Section 6, sell, transfer, lease (other than single voyage charters to customers in the ordinary course) to others or otherwise dispose of the Vessels;

            (c) enter into any commitment to do any of the foregoing.

      6.02 No Solicitation of Alternative Transaction. Seller shall not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept, or consider any proposal of, any third party relating to the acquisition of any Vessel by any means, directly or indirectly, including any acquisition of Seller itself (collectively, "Acquisition Proposals") until June 30, 2001. Seller shall promptly inform Purchaser of any inquiry (including the terms thereof and the identity of the third party making such inquiry) of which it may become aware in respect of an Acquisition Proposal and furnish to Purchaser a copy of any such written inquiry.

      6.03 Securities.

            (a) Seller agrees that it shall resell the Purchaser Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees that it shall not engage in hedging transactions with regard to the Purchaser Shares unless in compliance with the Securities Act.

            (b) Seller acknowledges and agrees that any certificates representing Purchaser Shares shall bear the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

            (c) Purchaser shall refuse to register any transfer of any Purchaser Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

            (d) Seller acknowledges and agrees that the transfer agent of Purchaser will be instructed to place a stop transfer order prohibiting transfers of Purchaser Shares except in conformity with the legend set forth in Section 6.03(b).

7. Indemnification.

      7.01 Survival. All representations and warranties of the Parties contained herein, or in any signed writing delivered pursuant hereto or in connection herewith shall survive the Closing Date for two years beginning on the Closing Date.

      7.02 Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser and its directors, officers, employees, agents, and representatives, and their respective successors and assigns from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with any breach by Seller of any representation, warranty, covenant or other agreement of Seller contained herein or in any MOA or Closing Document. Seller's sole obligation and Purchaser's sole remedy with respect to indemnification by Seller for a breach of any representation, warranty, covenant or other agreement shall be for Seller to satisfy the remainder of the Loss by returning to Purchaser a number of Purchaser Shares equal to the Loss divided by the IPO Price until Seller has returned a number of shares equal to the number of Purchaser Shares issued to Seller. To the extent Seller and its affiliate transferees no longer own Purchaser Shares sufficient to satisfy its obligations under the preceding sentence, Seller shall pay to Purchaser the remainder of the Loss in cash, subject to the limit expressed in the preceding sentence. For greater certainty, in no event shall Seller be required to return to Purchaser more than the number of Purchaser Shares issued to Seller hereunder (or the cash equivalent of such Purchaser Shares based on the IPO Price if Seller and its affiliate transferees no longer own such Purchaser Shares).

      7.03 Indemnification by Purchaser. The Purchaser shall indemnify and hold harmless Seller and its directors, officers, employees, agents, and representatives from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with any breach by such Purchaser of any representation, warranty, covenant or other agreement of such Purchaser contained herein or in any MOA or Closing Document. Purchaser's sole obligation and Seller's sole remedy for a breach by Purchaser of such a representation, warranty, or covenant hereunder shall be for Purchaser to pay Seller the amount of Seller's Loss in cash; provided that Purchaser's total obligations under this Section 7.02 shall in no event exceed the Appraised Value (as defined in the Plan of Recapitalization) of the Vessels minus any Indebtedness (as defined in the Plan of Recapitalization) repaid or to be repaid by Purchaser in connection with the acquisition of the Vessels and any other cash paid to Seller in respect of the Vessels at the closing of the Vessels.

      8. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under Sections 2 and 3 and each MOA or Closing Document shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Purchaser. Without limiting the generality of the foregoing and without prejudice to any remedies of Purchaser at law, in equity, hereunder, or otherwise, Purchaser may waive any of the following conditions as to one Vessel only and proceed with the acquisition of such Vessel but not the other.

      8.01 Representations and Warranties. Each and every representation and warranty of Seller contained in this Agreement, any Schedule, such MOA, the Closing Documents called for thereunder, or any certificate delivered pursuant hereto shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct in all material respects as of that date.

      8.02 Compliance with Covenants. Seller shall have performed and observed in all material respects all covenants and agreements to be performed or observed by Seller under this Agreement, such MOA, and the Closing Documents called for thereunder at or before the Closing

      8.03 Regulatory Approvals. All material approvals and consents of regulatory authorities required to carry out the transactions contemplated by this Agreement, such MOA, and the Closing Documents called for thereunder shall have been obtained.

      8.04 Consents of Third Parties. All consents from third parties necessary for the execution and delivery of this Agreement, such MOA, and the Closing Documents called for thereunder by Seller and the consummation of the transactions contemplated hereby and thereby shall have been obtained in writing.

      8.05 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement, such MOA, or the Closing Documents called for thereunder invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby or which imposes restrictions on Purchaser's right or ability to operate any Vessel shall be in effect; and no action or proceeding before any Governmental Body shall have been instituted or, to the knowledge of Purchaser, threatened by any Governmental Body, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement, such MOA, or the Closing Documents called for thereunder or which challenges the validity or enforceability of this Agreement, such MOA, or the Closing Documents called for thereunder or which seeks to impose restrictions on Purchaser's right or ability to operate any Vessel, or seeks to require Purchaser to dispose of any of its businesses, operations, properties or assets or any claim relating to any Vessel and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to Purchaser.

      8.06 MOAs. As to each MOA, Seller shall have (a) executed and delivered to Purchaser such MOA, (b) executed and/or delivered, as applicable, all Closing Documents called for to be executed and/or delivered by Seller under such MOA, and (c) satisfied all conditions precedent set forth in such MOA. Purchaser shall not have terminated any MOA in accordance with the terms thereof, including termination of such MOA due to the actual, constructive, or compromised total loss of such Vessel before delivery.

      8.07 Lockup Agreement. Seller shall have executed and delivered the Lockup Agreement.

      8.08 Registration Rights Agreement. Seller shall have executed and delivered to Purchaser the Registration Rights Agreement.

      8.09 Completion of IPO. The initial public offering of Purchaser Stock shall have closed.

      8.10 Waiver and Contribution Agreement. Seller shall have executed and delivered to Purchaser a Waiver and Contribution Agreement.

      8.11 Other Closing Matters. Purchaser shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Seller and the satisfaction of the conditions to Purchaser's obligation to close hereunder as Purchaser or its counsel may reasonably request.

9. Conditions Precedent to Obligations of each Seller. The obligations of Seller under Sections 2 and 3 and each MOA or Closing Document shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by such Seller:

      9.01 Representations and Warranties. Each and every representation and warranty of Purchaser contained in this Agreement, any Schedule, such MOA, the Closing Documents called for thereunder, or any certificate delivered pursuant hereto shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct in all material respects as of that date.

      9.02 Compliance with Covenants. Purchaser shall have performed and observed in all material respects all covenants and agreements to be performed or observed by it under this Agreement, such MOA, and the Closing Documents called for thereunder at or before the Closing.

      9.03 Regulatory Approvals. All material approvals and consents of regulatory authorities required to carry out the transactions contemplated by this Agreement, such MOA, and the Closing Documents called for thereunder shall have been obtained.

      9.04 Consents of Third Parties. All consents from third parties necessary for the execution and delivery of this Agreement, such MOA, and the Closing Documents called for thereunder by Purchaser and the consummation of the transactions contemplated hereby shall have been obtained in writing.

      9.05 No Violation of Orders. No preliminary or permanent injunction or other order issued by Governmental Body, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement, such MOA, or the Closing Documents called for thereunder invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

      9.06 MOAs. As to each MOA, Purchaser shall have (a) executed and delivered to Seller such MOA, (b) executed and/or delivered, as applicable, all Closing Documents called for to be executed and/or delivered by Purchaser under such MOA, and (c) satisfied all conditions precedent set forth in such MOA.

      9.07 Registration Rights Agreement. Purchaser shall have executed and delivered to Seller the Registration Rights Agreement.

      9.08 Underwriting Agreement. The Underwriting Agreement shall have been executed and delivered by the parties thereto.

      9.09 Other Closing Matters. Seller shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Purchaser and the satisfaction of the conditions to Seller's obligations to close hereunder as Seller or its counsel may reasonably request.

10. Termination of Agreement.

      10.01 Conditions for Termination. This Agreement may be terminated:

            (a) at any time prior to the Closing, by mutual consent of Purchaser and Seller;

            (b) by Purchaser or Seller (i) if the IPO does not occur on or before June 15, 2001 or (ii) if the Closing shall not have been consummated with respect to such Vessel by one hundred eighty (180) days after the date hereof, unless such failure of occurrence or consummation shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate this Agreement; or

            (c) by Purchaser or Seller if the other party fails to cure a material breach of any provision of this Agreement within fifteen days after its receipt of written notice of such breach from the non-breaching party, provided, however, that Purchaser or such Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c) if it is also in material breach of any provision of this Agreement.

      10.02 Effect of Termination. Upon the termination of this Agreement for any reason, Purchaser and Seller shall have no liability or further obligations arising out of this Agreement to each other except for any liability resulting from an intentional breach of a representation, warranty or covenant contained in this Agreement prior to termination. Furthermore, the provisions of Section 11 shall survive any termination of this Agreement.

11. General Provisions

      11.01 Commonly Used Terms. Unless the context clearly indicates otherwise, the terms below mean the following:

            (a) "Hereof" and "herein" refer to this Agreement.

            (b) "Including" means including, without limitation, whether or not so expressed.

            (c) References to Sections, Exhibits, and Schedules mean, respectively, Sections, Exhibits, and Schedules of this Agreement.

            (d) Words denoting the singular include the plural and vice versa.

            (e) "It" or "its" or words denoting any gender include all genders.

      11.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, (ii) hand delivered or (iii) sent by prepaid overnight carrier, with a record of receipt, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

            (a) if to Purchaser:

            c/o General Maritime Ship Holdings Ltd.
            35 West 56th Street
            New York, NY 10019
            Attn:  Mr. Peter C. Georgiopoulos
            Telecopy: (212) 763-5603
            Confirm:  (212) 763-5600

            with copies to:

            Kramer Levin Naftalis & Frankel LLP
            919 Third Avenue
            New York, New York  10022
            Attn:  Thomas E. Molner, Esq.
            Telecopy:  (212) 715-8000
            Confirm:  (212) 715-9100

            (b) if to the Seller:

            Blystad Shipholding Inc., Liberia
            One Gorham Island
            Westport, CT 06880
            Telecopy: (203) 341-3630
            Confirm: (203) 341-3636

            with a copy to:

            ______________________
            ______________________
            ______________________
            ______________________

            [others]

Each notice or communication shall be deemed to have been given on the date received.

      11.03 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.04 Entire Agreement. This Agreement, together with each MOA and the Closing Documents, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof.

      11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and is not intended to confer upon any other Person (including, without limitation, any directors, officers, employees, independent contractors, agents or representatives of Seller), any rights or remedies hereunder.

      11.06 Governing Law. This Agreement shall be governed, including, without limitation, as to validity, interpretation and effect, by the internal laws of the State of New York, without regard to the principles of conflicts of laws.

      11.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute a single agreement. Signed facsimile copies of this Agreement will legally bind the Parties to the same extent as original documents.

      11.08 FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based hereon, or arising out of, under or in connection with, this Agreement or the transactions contemplated hereby may be (but shall not be required to be) brought and maintained in the courts of the State of New York or in the United States District Court for the Southern District of New York. The Parties hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above and irrevocably agree to be bound by any judgment rendered thereby in connection with such litigation. The Parties further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. Each of the Parties hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

      11.09 Agent for Service of Process. Seller hereby irrevocably designates Blystad Shipping (USA) Inc., One Gorham Island, Westport, CT 06880, as its agent for service of process in connection with this Agreement.

      11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party; provided, however, that Purchaser may assign any of its rights hereunder (including the right to purchase one or more Vessels) to any affiliate of Purchaser which assumes the corresponding obligations of Purchaser hereunder, but no such assignment shall relieve Purchaser of any such obligations. Neither Party shall be relieved of any liability arising hereunder in respect of any assignment pursuant to this Section, unless such assignor has received a written release expressly excepting such assignor from any liability that may arise hereunder.

      11.11 Waiver; Amendment. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by either Party at any time to require the other Party to perform strictly in accordance with the terms hereof shall preclude such Party from requiring performance by the other Party at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by written instrument signed by each of the Parties.

      11.12 Fees and Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses. Seller shall bear and pay all Taxes that arise out of or as a result of the consummation of this Agreement and each MOA.

      11.13 No Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any client, customer, affiliate, stockholder or partner of either Party or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the Parties.

      11.14 Negotiated Agreement. The Parties acknowledge that each of them has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against a Party because such Party or its representatives drafted such provision.

      11.15 Public Announcements. Neither Party shall make any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other party.

      11.16 Remedies Cumulative. The remedies provided for or permitted by this Agreement shall be cumulative, and the exercise by either Party of any remedy provided for herein shall not preclude the assertion or exercise by such Party of any other right or remedy provided for herein, under applicable Laws, at equity, or otherwise.

      11.17 Severability. Subject to the specific provisions of Section 8, if any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as to such jurisdiction only as if any such invalid or unenforceable provision were not contained herein.

      11.18 JURY TRIAL WAIVER. Each of the Parties hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

                            [Signature page follows.]

      IN WITNESS WHEREOF, each Party hereto has duly executed this Agreement as of the date first above written.

GENERAL MARITIME SHIP HOLDINGS LTD.

By: /s/ Peter C. Georgiopoulos
    --------------------------
Name:   Peter C. Georgiopoulos
Title:  Vice President

Blystad Shipholding Inc., Liberia

By: /s/ Erik Ostbye
    --------------------------
Name:   Erik Ostbye
Title:  VP, FINANCE/SECRETARY

                         LIST OF ANNEXES AND EXHIBITS*

ANNEXES:

Annex I--Plan of Recapitalization

EXHIBITS:

Exhibit A--Escrow Agreement
Exhibit B--Lockup Agreement
Exhibit C--Memorandum of Agreement
Exhibit D--Registration Rights Agreement
Exhibit E--Waiver and Contribution Agreement
Exhibit F--Charter

* Omitted Annexes and Exhibits will be furnished supplementally to the Commission upon request.